Exhibit 99.2

RigNet, Inc. 1880 S. Dairy Ashford Suite 300 Houston, TX 77077 www.rig.net

March 5, 2013

PRIVATE AND CONFIDENTIAL

Spears & Associates, Inc.

8908 S. Yale, Suite 440

Tulsa, Oklahoma 74137

Re: Consent to Use of Data

Dear Sir or Madam:

RigNet, Inc. (“RigNet”) requests your consent to cite in its annual report on form 10-K and any amendments thereto, certain data contained in the December 2012 Drilling and Production Outlook. Furthermore, we also request to cite Spears & Associates, Inc. as the source of such data.

If this is acceptable, please indicate your consent to our use of the data by countersigning this letter. Please email or fax the executed consent to Martin Jimmerson at (281) 674-0101 or marty.jimmerson@rig.net, and return the original executed consent to Martin Jimmerson at 1880 S. Dairy Ashford, Suite 300, Houston, Texas 77077. Please call the undersigned at (281) 674-0118 with any questions you may have. Given the urgency of this request, your prompt attention to this matter is greatly appreciated.

Sincerely, RigNet, Inc.

/s/ Martin Jimmerson
Martin Jimmerson
Chief Financial Officer

CONSENT GRANTED:

SPEARS & ASSOCIATES, INC.

By:	/s/ John Spears
Name: John Spears
Title: President

Date: March 5, 2013

1880 SOUTH DAIRY ASHFORD, SUITE 300, HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net